Exhibit 10.4

DIRECTORS’ STOCK AWARD PLAN

(Approved by the Stockholders on May 16, 2005)

The Company has a stockholder approved plan, the Directors’ Stock Award Plan (“Plan”) which provides that directors who are not compensated as employees of the Company will be automatically awarded 200 shares of common stock upon election and 200 additional shares following each annual meeting of stockholders thereafter.  Under the Plan, 100,000 shares have been reserved for awards.  At December 31, 2005, 31,200 shares have been awarded under the Plan, leaving 68,800 shares available for use after that date.

The following is a description of the Plan.

1.  Purpose

The purposes of the Directors’ Stock Award Plan are (a) to attract and retain highly qualified individuals to serve as members of the Board of Directors (the “Board”) of Southern Copper Corporation (the “Company”), (b) to increase the stock ownership in the Company of members of the Board who are not compensated as employees and (c) to relate the compensation of members of the Board who are not compensated as employees more closely to the Company’s performance and its shareholders’ interest by granting such directors shares of common stock, par value $0.01 per share, of the Company (the “Shares”).

2.  Administration

The Plan shall be administered by the Board.  Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Board shall have no discretion with respect to the selection of directors to receive awards of Shares or the number of Shares to be awarded.  The determinations of the Board in the administration of the Plan, as described herein, shall be final and conclusive.  The Secretary of the Company shall be authorized to implement the Plan in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware.

3.  Eligibility

The class of individuals eligible to receive awards of Shares under the Plan shall be directors of the Company who are not compensated as employees of the Company (“Eligible Directors”).  Any recipient of an award granted hereunder shall hereinafter be referred to as a “Participant”.

Once elected at the 2005 annual meeting of stockholders, Messrs. Emilio Carrillo Gamboa, Jaime Fernando Collazo Gonzalez, Xavier Garcia de Quevedo Topete, J. Eduardo Gonzalez Felix, Harold S. Handelsman, German Larrea Mota-Velasco, Genaro Larrea Mota-Velasco, Armando Ortega Gomez, Luis Miguel Palomino Bonilla, Gilberto Perezalonso Cifuentes, Juan Rebolledo Gout, and Carlos Ruiz Sacristan will be Eligible Directors.

4.  Shares Subject to the Plan

Subject to adjustment as provided in Section 6, an aggregate of 100,000 shares shall be available for awards under the Plan.  The shares may be made available from authorized but unissued shares or treasury shares.  If any stock awards under the Plan shall be foregone or returned to the Company for any reason, the shares subject to such award shall again be available for awards.

5.  Grant, Stock Awards

(a)  Upon first election to the Board after September 1, 1995, each newly elected Eligible Director will be granted 200 Shares.

(b)  Immediately following each Annual Shareholders Meeting, each Eligible Director will be granted 200 Shares as of the date of such meeting.

(c)  An Eligible Director may forego any grant of Shares by giving irrevocable written notice to such effect to the Secretary of the Company six months in advance of such grant.

6.  Adjustment of and Changes in Shares

In the event of a stock split, stock dividend, extraordinary dividend, subdivision or combination of the Shares or other change in corporate structure affecting the Shares, the number of Shares authorized by the Plan and the number of Shares to be granted under Section 5 shall be appropriately and equitably adjusted.

7.  Withholding of Taxes and Other Laws

The Company shall be authorized to withhold from any payment due under this Plan the amount of withholding taxes, if any, due in respect of an award hereunder, unless other provisions satisfactory to the Company shall have been made for the payment of such taxes.

The Board may refuse to issue or transfer any Shares if, acting in its sole discretion, it determines that the issuance or transfer of such Shares might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Securities Exchange Act of 1934, as amended.  Without limiting the generality of the foregoing, no award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Board in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws.

8.  Effective Date and Duration of Plan

The Plan became effective on January 1, 1996 on the effective date of the exchange of the Company’s shares for certain labor shares of the Peruvian Branch of Southern Peru Limited (the “Exchange Offer”), subject to the completion of such Exchange Offer.  The Plan shall terminate on January 31, 2016, unless the Plan is extended or terminated at an earlier date by Shareholders or is terminated by exhaustion of the shares available for issuance hereunder.